Exhibit 10.4

CONFIDENTIAL

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of                                  (the “Date of Grant”), is between First Advantage Corporation, a Delaware corporation (“Company”) having an address at One Progress Plaza, Suite 2400, St. Petersburg, Florida 33701, and                                      (“Employee”) having an address set forth on the signature page hereof, relating to the award of units representing the Company’s Class A common stock (“Stock”) to Employee pursuant to the Other Stock-Based Awards provisions (Article XII) of Company’s 2003 Incentive Compensation Plan (as such may be amended from time to time, the “Plan”). Capitalized terms used in this Agreement without definition shall have the meaning ascribed to such terms in the Plan.

1. ISSUANCE OF RESTRICTED STOCK UNITS. Company hereby awards to Employee              Other Stock-Based Awards (the “Restricted Stock Units”). The value of each Other Stock-Based Award shall be equal to one share of Stock. The award is subject to adjustment as provided in Section 4.3 of the Plan.

2. LAPSE OF RESTRICTIONS.

a.	The Restricted Stock Units shall vest and cease to be subject to the restrictions described herein (“Period of Restriction”), contingent upon the Employee’s continued employment with the Company as of the date set forth in the following schedule:

Date	Cumulative Percentage Unrestricted
One Year Anniversary from Date of Grant	33.3%
Two Year Anniversary from Date of Grant	66.6%
Three Year Anniversary from Date of Grant	100%

For purposes of the foregoing schedule, amounts shall be rounded down to the nearest Unit. Units no longer subject to restrictions are referred to herein as “Unrestricted Stock Units.” Except as provided in Section 2(b) hereof, in the event that Employee separates from service for any or no reason before all of the Restricted Stock Units granted hereunder become Unrestricted Stock Units, Employee shall, upon the date of such termination (the “Termination Date”) forfeit the Restricted Stock Units. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company, or subsidiary corporation (as defined in Section 424 of the Internal Revenue Code), and separation from service shall be interpreted consistently with Section 409A of the Code. Determinations regarding any termination of employment shall be made by the Committee, and its determination shall be final.

b.	Notwithstanding Section 2(a), hereof, in the event of the Employee’s death, Disability, Retirement, or separation from service due to a Board-approved Reduction-in-Force by the Company, in any case before all of the Restricted Stock Units granted hereunder become Unrestricted Stock Units, the Restrictions on the current year unvested installment shall immediately lapse on a pro-rata basis, based on the number of whole months of Employee’s employment during the current vesting year divided by 12, and the remaining Restricted Stock Units for that installment and for the future years unvested installments shall be forfeited. In addition, the Restrictions shall lapse upon a Change of Control of the Company (as defined in the Plan) or in the event of Employee’s death.

3. RESTRICTION ON TRANSFER. Restricted Stock Units (and any interest therein) may never be directly or indirectly transferred, pledged, hypothecated, or otherwise disposed of while they remain Restricted Stock Units. The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock Units to the Company upon cessation of employment for any reason (excluding death, Disability, Retirement, or separation from service due to a reduction-in-force by the Company) are referred to herein as “Forfeiture Restrictions”. The Forfeiture Restrictions shall be binding upon and enforceable against any purported transferee.

4. PAYMENT. Payment in respect of the Unrestricted Stock Units shall be made to the Employee, or his or her estate, as the case may be, in a lump sum on the date set forth in Employee’s election, provided such election was made prior to the year of the award and in a manner consistent with Section 409A of the Internal Revenue Code or, if earlier, 30 days following the Employee’s separation from service for any reason; provided, however, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, no payment based upon the Employee’s separation of service may be made before the date which is 6 months after the date of separation from service. If no election with respect to payment was made, payment (other than with respect to payment based upon separation from service as described in the preceding sentence) shall be made within 2 1/2 months following the date of vesting as set forth in Section 2 hereof. The Company may, in its discretion, permit a subsequent deferral election provided that (i) such election may not take effect until at least 12 months after the date the election is made, (ii) the payment with respect to which the election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been paid, (iii) such election may not be made less than 12 months prior to the date the payment is scheduled to be paid, and (iv) such election shall comply in all other respects with Section 409A of the Code.

5. FORM OF PAYMENT. Payment may be made, in the Company’s sole discretion, in shares of Stock, in cash, or partly in shares of Stock and partly in cash. If paid in cash, the amount of any cash payment for each Unrestricted Stock Unit shall be equal to the Fair Market Value of a share of Stock on the date of Payment.

6. VOTING RIGHTS AND DIVIDENDS. Restricted and Unrestricted Stock Units shall not be entitled to voting rights. Restricted and Unrestricted Stock Units shall not be credited with any cash dividends paid with respect to the Stock.

7. WITHHOLDING TAXES. Employee shall be advised by the Company as to the amount of any federal, state, local or foreign income or employment taxes required to be withheld by the Company on the income resulting from the award or payment of the Restricted and Unrestricted Stock Units. Employee shall pay any taxes required to be withheld directly to the Company in accordance with the provisions of Article XVI of the Plan. Employee understands that no payment with respect to the Unrestricted Stock Units shall be made unless and until Employee shall have satisfied any obligation for withholding taxes with respect thereto.

8. EMPLOYEE’S INVESTMENT REPRESENTATIONS. Employee represents that, to the extent Stock is issued in payment for the Unrestricted Stock Units, he (a) is acquiring shares of Stock for his own account for investment, not on behalf or for the benefit of any other person, trust, estate, or business organization and has no intention of distributing such shares of Stock to others in violation of the Securities Act; (b) has no contract or arrangement with any person to sell or transfer to them Employee’s shares of Stock; (c) understands that the shares of Stock cannot be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws; (d) understands the Company may refuse to issue shares of Stock in payment for the Unrestricted Stock Units if such transfer would constitute a violation of the Forfeiture Restrictions or, in opinion of counsel satisfactory to the Company, of any applicable securities laws; and (e) understands that the Company may give related instructions to the transfer agent in accordance herewith.

9. MISCELLANEOUS. This Agreement, together with the Plan, embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, excepting any permitted deferral election with respect hereto. This Agreement is intended to bind, inure to the benefit of and be enforceable by Employee and Company and their respective successors and assigns. In addition to any other available remedies, the parties will be entitled to specifically enforce their respective rights hereunder and obtain injunctive relief to enforce or prevent violations of the provisions hereof.

10. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

FIRST ADVANTAGE CORPORATION, A DELAWARE CORPORATION

By:
Name:
Title:

EMPLOYEE:

Name:
Address:

4